EXHIBIT 23.1

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the Credence Systems Corporation 1993 Stock Option Plan, the Credence Systems Corporation Employee Stock Purchase Plan, and the Optonics, Inc. 2001 Stock Option and Incentive Plan of our report dated November 22, 2002, with respect to the consolidated financial statements and schedule of Credence Systems Corporation included in the Annual Report (Form 10-K) for the year ended October 31, 2002, filed with the Securities and Exchange Commission.

/s/Ernst & Young LLP

San Jose, California
January 28, 2003